Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 and in the related Prospectus (File Nos. 333-209737, 333-182740, and 333-208586) and in the Registration Statements on Form S-8 (File Nos. 333-210737, 333-182992, 333-188709, 333-191733 and 333-195165) of Aevi Genomic Medicine Inc. (formerly Medgenics Inc.) of our report dated February 26, 2016, with respect to the consolidated financial statements of Aevi Genomic Medicine Inc., included in this Annual Report (Form 10-K) of Aevi Genomic Medicine Inc. for the year ended December 31, 2016.

Haifa, Israel	/s/ KOST FORER GABBAY & KASIERER
March 9, 2017	A Member of Ernst & Young Global